Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Covanta Holding Corporation for the registration of common stock, preferred stock, warrants, debt securities, subscription rights, purchase contracts, purchase units and depository shares and to the incorporation by reference therein of our reports dated February 28, 2017, with respect to the financial statements of Covanta Holdings Corporation and the effectiveness of internal control over financial reporting of Covanta Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Iselin, New Jersey
September 14, 2017